File pursuant to Rule 433 Registration Statement No. 333-158199-10 November 14, 2011

Credit Suisse Overview

    November 2011

     Key Facts

  Headquarters: Zurich, Switzerland

  Employees: 50,700
  Listing: Registered shares of Credit Suisse Group AG (CSGN) are listed in Switzerland (SIX) and as American Depositary Shares (CS) in New York (NYSE)
  Market capitalization (CHF) 28,872 billion as of September 30, 2011

  Total assets (CHF) 1,061.5 billion as of September 30, 2011

Credit Suisse

As one of the world’s most admired banks, Credit Suisse integrates our strengths in Private Banking, Investment Banking and Asset Management across four regions — Switzerland, Europe Middle East and Africa (EMEA), Americas and Asia Pacific — to deliver customized products, comprehensive solutions and advisory services. Founded in 1856 and headquartered in Zurich, Credit Suisse is active in 55 countries and employs over 50,000 people.

Our integrated business model combined with our client-focused, capital-efficient strategy has positioned us well through the ever-changing market conditions and increasingly competitive landscape. By becoming a trusted partner to our clients — understanding their long-term strategic needs and delivering the entire Bank to meet those needs — we aim to gain further market share while strengthening our geographic footprint.

Private Banking

Private Banking offers comprehensive advice and a wide range of financial solutions to private, corporate and institutional clients. The Private Banking division comprises the Wealth Management Clients and Corporate & Institutional Clients businesses. In Wealth Management Clients we serve ultra-high-net-worth and high-net-worth individuals around the globe and private clients in Switzerland. Our Corporate & Institutional Clients business serves the needs of corporations and institutional clients, mainly in Switzerland.

Investment Banking

Operating in 57 locations across 30 countries, our Investment Bank offers the full spectrum of financial services products including debt and equity underwriting, sales and trading, mergers and acquisitions, investment research, and correspondent and prime brokerage services to corporations, institutional investors and governments. Our integrated business model enables us to gain a deeper and cross-business understanding of our clients and deliver creative, high-value, customized solutions based on expertise from across Credit Suisse.

Asset Management

With offices focused on asset management in 19 countries, Credit Suisse offers products across a broad spectrum of investment classes, including hedge funds, credit, index, real estate, commodities and private equity products, as well as multi-asset class solutions, which include equities and fixed income products.

The division manages portfolios, mutual funds and other investment vehicles for a broad spectrum of clients ranging from governments, institutions and corporations to private individuals worldwide. Credit Suisse’s Asset Management business is operated as a globally integrated network to deliver the bank’s best investment ideas and capabilities to clients around the world.

Credit Suisse	Credit Suisse	Credit Suisse	Credit Suisse
Paradeplatz 8	One Cabot Square	Eleven Madison Avenue	Three Exchange Square
8070 Zurich	London E14 4QJ	New York, NY 10010	8 Connaught Place, Central
Switzerland	United Kingdom	United States	Hong Kong

credit-suisse.com

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable term sheet and/or pricing supplement, the relevant product supplement, if applicable, the relevant underlying supplement, if applicable, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in the offering will arrange to send you the applicable term sheet and/or pricing supplement, relevant product supplement, if applicable, relevant underlying supplement, if applicable, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.